Exhibit 99.1

BOB EVANS REPORTS FISCAL 2016 FIRST-QUARTER RESULTS, RAISES FISCAL YEAR 2016 GUIDANCE AND WILL PURSUE $200 MILLION SALE-LEASEBACK OF RESTAURANT PROPERTIES

•	Q1 2016 net sales total $321.7 million. GAAP net income of $0.19 per diluted share. Non-GAAP net income(1) of $0.51 per diluted share

•	Company increases fiscal year 2016 non-GAAP diluted EPS guidance range to $1.85 to $2.00

•	Bob Evans Restaurants reports 21 percent increase in Q1 2016 non-GAAP operating income, compared to the corresponding period last year

•	BEF Foods reports 327 percent increase in Q1 2016 non-GAAP operating income, compared to the corresponding period last year

•	Board authorizes pursuit of a $200 million sale-leaseback transaction for a select portion of its restaurant properties

•	Company repurchased $60.6 million (1.3 million shares) during Q1 2016, expects to complete the remainder of the current $150 million repurchase authorization during the balance of fiscal 2016

•	Quarterly dividend of $0.31 per share payable on September 21, 2015, to stockholders of record at the close of business on September 7, 2015

NEW ALBANY, Ohio – September 1, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2016 first quarter ended Friday, July 24, 2015. On a GAAP basis, the Company reported net income of $4.3 million, or $0.19 per diluted share, compared with a net loss of $1.0 million, or $0.04 per diluted share, in the corresponding period last year. On an adjusted basis(1), non-GAAP net income was $11.7 million, or $0.51 per diluted share, compared with net income of $2.3 million, or $0.10 per diluted share, in the corresponding period last year.

Please note, the Company has added a “Corporate and Other” category to its financial reporting to separate corporate and other costs from direct business segment costs. The Company believes this reporting view to be more in-line with how management measures results of operations and allocates resources.

First quarter fiscal 2016 commentary

Executive Chairman Doug Benham said, “Our teams remain laser-focused on continuous improvement in both of our businesses and execution of our strategic initiatives. BEF Foods is achieving promising results. At Bob Evan’s Restaurants, we are implementing our strategy of improving the quality of our food offerings; significantly lowering discounting that was historically utilized to drive transactions; and optimizing our investments in labor to deliver a better guest experience. We are continuing our CEO search as the CEO Search Committee of the Board of Directors remains engaged in a thoughtful and thorough process to identify and appoint the right chief executive to lead the Company forward.”

Chief Financial Officer Mark Hood said, “We continued to make progress in the improvement of Bob Evans Farms’ operating performance during the first quarter of fiscal 2016. The improvement continues to be led by BEF Foods which posted strong operating results for the third consecutive quarter. We also saw improvement in Bob Evans Restaurants’ operating performance during the quarter. Although same-store sales declined by 0.3 percent, sales were more profitable.

“We remain focused on executing our turnaround plan, and our priorities continue to be:

1.	improve the brand experience for our restaurant guests and grocery customers;

2.	profitably increase sales in our restaurants, and increase points of distribution of our consumer food products;

3.	reduce costs, particularly at the corporate level; and

4.	allocate capital efficiently.

“At Bob Evans Restaurants, non-GAAP operating income increased 21 percent, to $20.3 million, as our strategic initiatives resulted in significantly lower discounting and improved food costs. Additionally, spending discipline resulted in lower costs in most expense categories. We are excited to have launched our “Best in Class Breakfast” initiative in the second quarter and to continue the efforts begun in the first quarter to target our marketing more effectively to drive transactions and to serve our guests more efficiently.”

Hood continued, “We have completed our review of alternatives concerning a transaction for our owned restaurant properties and determined, along with our external advisors, that given our current business and market conditions, a sale-leaseback transaction of up to $200 million is the most appropriate path to further enhance shareholder value. We would anticipate net proceeds of $165 to $170 million from such a transaction. The sale-leaseback of the restaurant properties would be in addition to the previously announced pursuit of a sale-leaseback of our headquarters building and select industrial properties for which we expect net proceeds of $85 to $90 million. We expect to use net proceeds from these transactions to pay down debt and repurchase shares while maintaining a prudent adjusted leverage level. Approval of such sale-leaseback transaction(s) remains subject to final Board approval, amendment of our credit agreement, and other normal conditions of closing. The Company cannot guarantee if and when the transaction(s) will be completed, but expects to complete such transaction(s) in the second half of fiscal 2016.”

President, BEF Foods, Mike Townsley said, “At BEF Foods non-GAAP operating income more than quadrupled to $15.9 million as we benefitted from lower sow costs combined with a 14.6 percent increase in branded retail volume, which more than offset the 42.6 percent decline in foodservice volume. Foodservice volume declined as planned this quarter as we continue to replace lower-margin volume in that business with higher-margin branded retail volume. Lower average net selling prices due to increased trade spending of $5.6 million resulted in a 3.7 percent decline in net sales. We are on track with our key initiatives in fiscal 2016 and are excited about the second quarter launch of our new natural line of refrigerated side dish products in select markets.”

First-quarter fiscal 2016 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ net sales were $238.7 million, a decline of $1.5 million, or 0.6 percent, compared to net sales of $240.2 million in the corresponding period last year. Same-store sales declined 0.3 percent in the quarter, below the national Knapp-Track™ family dining index increase of 2.5 percent. Bob Evans closed 18 restaurants during the first quarter.

Same-Store Sales (SSS) Restaurants	May	June	July	1Q FY ’16
542	-0.2%	-0.9%	0.3%	-0.3%

Bob Evans Restaurants’ GAAP operating income was $9.8 million, compared to GAAP operating income of $14.9 million in the corresponding period last year. First-quarter fiscal 2016 GAAP operating income includes $10.5 million of costs for expected settlement of legal matters; see attached schedules for a reconciliation of GAAP to non-GAAP operating income. Bob Evans Restaurants’ non-GAAP operating income was $20.3 million; an increase of $3.5 million compared to $16.8 million in the year ago period. Approximately $0.5 million of sales deleverage was offset by a combination of a $1.4 million decline in food cost rate resulting from lower discounting, favorable commodity costs, and sales mix increase of breakfast items; a $1.2 million increase in labor and benefit cost rates driven primarily by an increase in average wage rates and incentive compensation, partially offset by a reduction of direct labor hours; a $2.4 million decline in other operating expenses driven by reduced occupancy costs, marketing costs (timing), and utility costs; a $0.7 million decline in S,G&A costs due to cost savings initiatives partially offset by higher performance-based compensation expense; and a $0.8 million decline in depreciation expense due in part to the closure of 18 restaurants.

First-quarter fiscal 2016 BEF Foods segment summary

BEF Foods’ net sales were $83.0 million, a decrease of $3.1 million, or 3.7 percent, compared to net sales of $86.2 million in the corresponding period last year. Overall, total pounds sold increased 0.4 percent compared to the prior year period. From a net sales perspective, a 17.2 percent increase in side-dish volume and a 14.8 percent increase in sausage volume were offset by a $5.6 million increase in trade spending (reduces net sales) to reflect current market conditions including sow costs, as well as a 42.6 percent decline in foodservice volume.

BEF Foods’ GAAP operating income was $15.9 million, compared to GAAP operating income of $3.0 million in the year ago period. BEF Foods’ non-GAAP operating income was $15.9 million, compared to $3.7 million in the prior year, an improvement of $12.1 million. Approximately $1.0 million of deleverage from lower net sales driven by the increase in trade spending and a decline in foodservice volume previously discussed, was offset by a combination of $14.2 million in cost of goods sold favorability resulting from $9.9 million of lower sow costs, improved production yields, and an increased sales mix of retail items. The favorability was partially offset by a $0.3 million increase in labor and benefit cost rates; $0.4 million of higher operating expenses due to increased advertising expenditures; and a $0.3 million increase in S,G&A expenses due to increased performance-based compensation expense, partially offset by cost savings initiatives.

First-quarter fiscal 2016 Corporate and Other summary

Corporate and Other’s GAAP operating costs were $17.4 million, compared to GAAP operating costs of $17.9 million in the year ago period. Corporate and Other’s non-GAAP operating costs were $17.4 million, compared to $15.4 million in the prior year, an increase of $2.0 million due to $1.2 million of increased S,G&A costs associated primarily with higher performance-based compensation expense, partially offset by cost savings initiatives, and $0.8 million resulting from increased depreciation expense related primarily to ERP capital expenditures.

First-quarter fiscal 2016 net interest expense – The Company’s net interest expense was $2.6 million in the first quarter, an increase of $0.5 million, compared to $2.1 million in the corresponding period last year. The borrowing rate on the Company’s outstanding debt was 1.94 percent at the end of the first quarter, compared to 1.91 percent at the end of the comparable prior year period.

First-quarter fiscal 2016 taxes – The Company’s provision for income taxes is based on a current estimate of the annual effective income tax rate adjusted to reflect the impact of discrete items. The Company recognized GAAP tax expense of 24.3 percent for the first quarter of fiscal 2016, as compared to a 34.5 percent benefit for the prior year period. The decrease in the tax rate was primarily driven by discrete items booked in the first quarter related to interest received on refunds for amended returns filed, uncertain tax positions, and equity compensation, as well as the impact of yearly variances in the forecasted annual rate related to wage credits, officers’ life insurance, and the domestic productions activities deduction. For non-GAAP items, the tax rate was 28 percent, reflecting the Company’s annual non-GAAP estimated tax rate.

First-quarter fiscal 2016 balance sheet highlights – The Company’s cash balance and revolver borrowings at the end of the first quarter of fiscal 2016 were $6.1 million and $487.7 million, respectively, compared to $3.6 million and $458.8 million, respectively, in the prior year. The Company was in compliance with its debt covenants at the end of the first quarter. The increase in borrowings was primarily the result of the Company’s $60.6 million share repurchase activity during the first quarter, partially offset by increased net income, lower capital expenditures, and other changes in operating cash flow. The Company’s leverage ratio as defined in its credit agreement was 3.22 at the end of the quarter, down from 3.37 in the prior quarter.

Fiscal year 2016 outlook

Chief Financial Officer Mark Hood said, “As first quarter earnings performance exceeded our expectations, we are raising our fiscal 2016 diluted EPS guidance range to $1.85 to $2.00, from $1.75 to $1.95. We remain focused on executing our turnaround plans and improving operating efficiencies where we now expect to achieve $17 million of cost savings in fiscal 2016, an additional $3 million over our prior estimate. However, our guidance remains cautious as a result of commodity headwinds associated with avian influenza, continued efforts to reduce restaurant discounts while growing transactions, and general economic conditions, including volatility in financial markets. Our guidance includes the estimated impact of the previously announced pursuit of a sale-leaseback of our headquarters building and select industrial properties, but does not include the impact of a potential restaurant real estate transaction. Our guidance also includes increased marketing investments in the second and third fiscal quarters, incentive compensation at targeted levels, higher interest costs, and a higher effective tax rate relative to the prior year.”

Summary of performance drivers: fiscal 2016 guidance versus fiscal 2015

	1Q (actual)	2Q	3Q	4Q	Full Year
sss% 2016 (guidance)	-0.3%	flat to low- single digits	low-single digits	low-single digits	1.0% to 2.0%
sss% 2015 (actual)	-2.0%	0.0%	3.8%	2.1%	0.9%
sow costs (per hundredweight) 2016 (guidance)	$38.75	$52	$55	$62	$52
sow costs (per hundredweight) 2015 (actual)	$87.87	$78.82	$67.79	$43.02	$69.41

Guidance Metric	FY ‘16
Consolidated net sales	$1.33 to $1.39 billion
Bob Evans Restaurants same-store sales	1.0% to 2.0%
Bob Evans Restaurants commodity pricing	approximately 5% (including eggs)
BEF Foods net sales	$373 to $383 million
Capital expenditures	$78 to $82 million
ERP implementation (included in S,G&A)	$2.5 to $3.5 million
Depreciation and amortization	$82 to $86 million
Net interest expense	$12.5 to $13.5 million
Tax rate	27.5% to 28.5%
Diluted weighted-average share count	22.0 million shares
Non-GAAP earnings per diluted share	$1.85 to $2.00

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2015 Annual Report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission.

Investor Conference Call

The Company will host a conference call to discuss its first-quarter fiscal 2016 results at 10 a.m. (ET) on Wednesday, September 2, 2015. The dial-in number is (855) 468-0551, access code 83140551. A replay will be available at (800) 585-8367, access code 83140551.

A simultaneous webcast will be available at http://investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

(1)Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes the additional measures are useful to investors for financial analysis. Excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Reconciliations to the applicable GAAP financial measures are included in the attached schedules.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our headquarters, our BEF Foods Facilities or a portion of our restaurant real estate remains subject to evaluation by the Board and there can be no assurance if and when any such transaction will be undertaken or consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 24, 2015), Bob Evans Restaurants owned and operated 549 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

BOBE–E

Source: Bob Evans Farms, Inc.

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

First quarter Fiscal 2016, three months ended July 24, 2015, compared to the corresponding period a year ago:

(in thousands, except per share amounts)			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	July 24, 2015	July 25, 2014	July 24, 2015	July 25, 2014	July 24, 2015	July 25, 2014
Operating Income (Loss) as Reported
Bob Evans Restaurants	$9,796	$14,927
BEF Foods	15,851	3,045
Corporate and Other	(17,385)	(17,908)

Total operating income from continuing operations	8,262	64
Net interest expense	2,606	1,616

Per-tax Income (loss) from continuing operations	5,656	(1,552)
Provision (Benefit) for income taxes	1,376	(536)

Net Income (Loss) as reported	4,280	(1,016)	$0.19	$(0.04)	$0.19	$(0.04)

Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for Sale	—	1,577
Severance/Restructuring	—	91
Activism, Strategic Initiatives and Other	—	163
Litigation Reserves	10,500	—

	10,500	1,831

BEF Foods
Severance/Restructuring	—	666

	—	666

Corporate and Other
Severance/Restructuring	—	192
Loss on Sale of Assets	—	117
Activism, Strategic Initiatives and Other	—	2,226

	—	2,535
Total adjustments
Impairments including from Assets Held for Sale	—	1,577
Severance/Restructuring	—	949
Loss on Sale of Assets	—	117
Activism, Strategic Initiatives and Other	—	2,389
Litigation Reserves	10,500	—

	10,500	5,032

Non-GAAP operating income
Bob Evans Restaurants	20,296	16,758
BEF Foods	15,851	3,711
Corporate and Other	(17,385)	(15,373)

Total non-GAAP operating income	18,762	5,096

Adjustments to net interest expense	—	445

Non-GAAP net interest expense	2,606	2,061

Non-GAAP pre-tax income before taxes	16,156	3,035
Adjustments to income tax provision	3,076	1,259

Non-GAAP income tax provision	4,452	723

Non-GAAP net income	$11,704	$2,312	$0.51	$0.10	$0.51	$0.10

Weighted Average Shares Outstanding			22,733	23,535	22,881	23,677

First quarter Fiscal 2016, three months ended July 24, 2015, compared to the corresponding period a year ago:

(in thousands)	Three Months Ended
	Consolidated Results				Bob Evans Restaurants
	July 24, 2015	% of Sales	July 25, 2014	% of Sales	July 24, 2015	% of Sales	July 25, 2014	% of Sales
Operating income as reported

Net Sales	$321,713		$326,341		$238,669		$240,151
Cost of sales	96,322	29.9%	114,168	35.0%	61,469	25.8%	63,211	26.3%
Operating wage and fringe benefit expenses	104,959	32.6%	104,429	32.0%	95,465	40.0%	94,840	39.5%
Other operating expenses	51,589	16.0%	53,714	16.5%	39,935	16.7%	42,505	17.7%
Selling, general and administrative expenses	40,428	12.6%	32,416	9.9%	18,524	7.8%	8,855	3.7%
Depreciation and amortization expense	20,153	6.3%	19,973	6.1%	13,480	5.6%	14,236	5.9%
Impairments	—	—%	1,577	0.5%	—	—%	1,577	0.7%

Total as reported	8,262	2.6%	64	—%	9,796	4.1%	14,927	6.2%

Adjustments

Net Sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	—		(14)		—		(14)
Other operating expenses	—		(149)		—		(149)
Selling, general and administrative expenses	(10,500)		(3,292)		(10,500)		(91)
Depreciation and amortization expense	—		—		—		—
Impairments	—		(1,577)		—		(1,577)

Total Adjustments	10,500		5,032		10,500		1,831

Non-GAAP operating income

Net Sales	321,713		326,341		238,669		240,151
Cost of sales	96,322	29.9%	114,168	35.0%	61,469	25.8%	63,211	26.3%
Operating wage and fringe benefit expenses	104,959	32.6%	104,415	32.0%	95,465	40.0%	94,826	39.5%
Other operating expenses	51,589	16.0%	53,565	16.4%	39,935	16.7%	42,356	17.7%
Selling, general and administrative expenses	29,928	9.4%	29,124	8.9%	8,024	3.4%	8,764	3.6%
Depreciation and amortization expense	20,153	6.3%	19,973	6.1%	13,480	5.6%	14,236	5.9%
Impairments	—	—%	—	—%	—	—%	—	—%

Total non-GAAP operating income	$18,762	5.8%	$5,096	1.6%	$20,296	8.5%	$16,758	7.0%

(in thousands)	Three Months Ended
	BEF Foods				Corporate and Other
	July 24, 2015	% of Sales	July 25, 2014	% of Sales	July 24, 2015	July 25, 2014
Operating income as reported

Net Sales	$83,044		$86,190		$—	$—
Cost of sales	34,853	42.0%	50,957	59.1%	—	—
Operating wage and fringe benefit expenses	9,494	11.4%	9,589	11.1%	—	—
Other operating expenses	11,654	14.0%	11,209	13.0%	—	—
Selling, general and administrative expenses	6,795	8.2%	7,114	8.3%	15,109	16,447
Depreciation and amortization expense	4,397	5.3%	4,276	5.0%	2,276	1,461
Impairments	—	—%	—	—%	—	—

Total as Reported	15,851	19.1%	3,045	3.5%	(17,385)	(17,908)

Adjustments

Net Sales	—		—		—	—
Cost of sales	—		—		—	—
Operating wage and fringe benefit expenses	—		—		—	—
Other operating expenses	—		—		—	—
Selling, general and administrative expenses	—		(666)		—	(2,535)
Depreciation and amortization expense	—		—		—	—
Impairments	—		—		—	—

Total adjustments	—		666		—	2,535

Non-GAAP operating income

Net Sales	83,044		86,190		—	—
Cost of sales	34,853	42.0%	50,957	59.1%	—	—
Operating wage and fringe benefit expenses	9,494	11.4%	9,589	11.1%	—	—
Other operating expenses	11,654	14.0%	11,209	13.0%	—	—
Selling, general and administrative expenses	6,795	8.2%	6,448	7.5%	15,109	13,912
Depreciation and amortization expense	4,397	5.3%	4,276	5.0%	2,276	1,461
Impairments	—	—%	—	—%	—	—

Total non-GAAP operating income	$15,851	19.1%	$3,711	4.3%	$(17,385)	$(15,373)

(in thousands, except per share amounts)	Consolidated Results
	Three Months Ended
	July 24, 2015	% of sales	July 25, 2014	% of sales
			(as adjusted)	(as adjusted)
Net sales	$321,713		$326,341
Cost of sales	96,322	29.9%	114,168	35.0%
Operating wage and fringe benefit expenses	104,959	32.6%	104,429	32.0%
Other operating expenses	51,589	16.0%	53,714	16.5%
Selling, general and administrative expenses	40,428	12.6%	32,416	9.9%
Depreciation and amortization expense	20,153	6.3%	19,973	6.1%
Impairments	—	—%	1,577	0.5%

Operating Income	8,262	2.6%	64	—%
Net interest expense	2,606	0.8%	1,616	0.5%

Income (Loss) Before Income Taxes	5,656	1.8%	(1,552)	(0.5)%
Provision (Benefit) for income taxes	1,376	0.4%	(536)	(0.2)%

Net Income (Loss)	$4,280	1.3%	$(1,016)	(0.3)%

Earnings (Loss) per share
Basic	$0.19		$(0.04)
Diluted	$0.19		$(0.04)

Cash dividends paid per share	$0.31		$0.31

Weighted average shares outstanding
Basic	22,733		23,535
Dilutive Shares	148		—

Diluted	22,881		23,535

Shares outstanding at quarter end	22,352		23,328

The number of dilutive shares that were not included in the computation of dilutive earnings per share, because to do so would have been antidilutive, were 205,144 shares for the three months ended July 24, 2015.

Income taxes as a percentage of pre-tax income were 24.3% for the three months ended July 24, 2015 and a 34.5% benefit for the three months ended July 25, 2014.

(in thousands)	Three Months Ended
	Bob Evans Restaurants				BEF Foods
	July 24, 2015		July 25, 2014		July 24, 2015		July 25, 2014
Net sales	$238,669		$240,151		$83,044		$86,190
Cost of sales	61,469	25.8%	63,211	26.3%	34,853	42.0%	50,957	59.1%
Operating wage and fringe benefit expenses	95,465	40.0%	94,840	39.5%	9,494	11.4%	9,589	11.1%
Other operating expenses	39,935	16.7%	42,505	17.7%	11,654	14.0%	11,209	13.0%
Selling, general and administrative expenses	18,524	7.8%	8,855	3.7%	6,795	8.2%	7,114	8.3%
Depreciation and amortization expense	13,480	5.6%	14,236	5.9%	4,397	5.3%	4,276	5.0%
Impairments	—	—%	1,577	0.7%	—	—%	—	—%

Operating income	$9,796	4.1%	$14,927	6.2%	$15,851	19.1%	$3,045	3.5%

(in thousands)	Three Months Ended
Corporate and Other
	July 24, 2015	July 25, 2014
Net sales	$—	$—
Cost of sales	—	—
Operating wage and fringe benefit expenses	—	—
Other operating expenses	—	—
Selling, general and administrative expenses	15,109	16,447
Depreciation and amortization expense	2,276	1,461
Impairments	—	—

Operating loss	$(17,385)	$(17,908)

Consolidated Balance Sheets

(in thousands, except par value amounts)	Unaudited July 24, 2015	April 24, 2015
Assets
Current Assets
Cash and equivalents	$6,064	$6,358
Accounts receivable, net	25,436	26,100
Inventories	26,715	24,620
Deferred income taxes	16,117	16,117
Federal and state income taxes receivable	14,766	23,722
Prepaid expenses and other current assets	6,083	5,035
Current assets held for sale	21,371	22,243

Total Current Assets	116,552	124,195
Property, Plant and Equipment	1,598,566	1,588,966
Less accumulated depreciation	776,541	757,488

Net Property, Plant and Equipment	822,025	831,478
Other Assets
Deposits and other	5,144	3,756
Notes receivable	19,154	18,544
Rabbi trust assets	32,133	32,302
Goodwill and other intangible assets	19,947	19,986
Non-current deferred tax assets	2,326	2,326

Total Other Assets	78,704	76,914

Total Assets	$1,017,281	$1,032,587

Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of long-term debt	$413	$409
Accounts payable	37,745	30,019
Accrued property, plant and equipment purchases	3,241	4,820
Accrued non-income taxes	15,513	14,951
Accrued wages and related liabilities	22,478	34,529
Self-insurance reserves	21,292	18,900
Deferred gift card revenue	12,529	13,714
Current reserve for uncertain tax provision	1,594	1,594
Other accrued expenses	42,854	34,156

Total Current Liabilities	157,659	153,092
Long-Term Liabilities
Deferred compensation	19,653	22,481
Reserve for uncertain tax positions	2,746	2,767
Deferred income taxes	17,825	17,825
Deferred rent and other	5,826	5,755
Credit facility borrowings and other long term debt	490,644	450,676

Total Long-Term Liabilities	536,694	499,504
Stockholders’ Equity
Common stock, $.01 par value; authorized 100,000 shares; issued 42,638 shares at July 24, 2015, and April 24, 2015	426	426
Capital in excess of par value	238,714	235,958
Retained earnings	833,490	836,362
Treasury stock, 20,286 shares at July 24, 2015, and 19,231 shares at April 24, 2015, at cost	(749,702)	(692,755)

Total Stockholders’ Equity	322,928	379,991

Total Liabilities and Stockholders’ Equity	$1,017,281	$1,032,587

Consolidated Statements of Cash Flows (unaudited)

(in thousands)	Three Months Ended
	July 24, 2015	July 25, 2014
Operating activities:
Net income (Loss)	$4,280	$(1,016)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,153	19,973
Impairments	—	1,577
Gain on disposal of fixed assets	(701)	(139)
Loss (Gain) on long-term investments	169	(958)
(Gain) Loss Deferred compensation	(138)	1,452
Share based compensation	2,048	850
Accretion on long-term note receivable	(499)	(445)
Amortization of deferred financing costs	418	147
Cash provided by (used for) assets and liabilities:
Accounts receivable	664	1,842
Inventories	(2,095)	1,788
Prepaid expenses and other current assets	(1,048)	(1,949)
Accounts payable	7,726	(423)
Federal and state income taxes	8,935	3,615
Accrued wages and related liabilities	(7,160)	(2,413)
Self-insurance	2,392	(507)
Accrued non-income taxes	562	(405)
Deferred revenue	(1,185)	(1,231)
Other assets and liabilities	5,624	(2,499)

Net cash provided by operating activities	40,145	19,259

Investing activities:
Purchase of property, plant and equipment	(12,264)	(16,702)
Proceeds from sale of property, plant and equipment	1,597	338
Deposits and other	(98)	(243)

Net cash used in investing activities	(10,765)	(16,607)

Financing activities:
Cash dividends paid	(7,028)	(7,224)
Gross proceeds from credit facility borrowings and other long-term debt	170,739	97,159
Gross repayments of credit facility borrowings and other long-term debt	(130,768)	(94,288)
Payments of debt issuance costs	(1,705)	(1,279)
Purchase of treasury stock	(60,564)	—
Proceeds from share-based compensation	165	197
Cash paid for taxes on share-based compensation	(617)	(1,675)
Excess tax benefits from stock-based compensation	104	257

Net cash used in financing activities	(29,674)	(6,853)

Net decrease in cash and equivalents	(294)	(4,201)

Cash and equivalents at the beginning of the period	6,358	7,826

Cash and equivalents at the end of the period	$6,064	$3,625

Summary of Operating Efficiency Savings Fiscal 2016 to date - (July 24, 2015)

(in millions)	Consolidated	Bob Evans Restaurants	BEF Foods	Corporate and Other
S,G&A
Wage-Related	$2.7	$1.0	$0.3	$1.4
Non Wage-Related	0.4	0.2	—	0.2

Total S,G&A	3.1	1.2	0.3	1.6

Non-S,G&A
Wage-Related	0.1	—	0.1	—
Non Wage-Related	0.3	—	0.3	—

Total Non-S,G&A	0.4	—	0.4	—

Grand Total	$3.5	$1.2	$0.7	$1.6

Bob Evans Restaurants openings and closings, by quarter

Fiscal Year	Beginning Total	Q1	Q2*	Q3*	Q4*	Full Year	Closings*	Ending Total
2016	567	—	—	1	—	1	20	548
2015	561	1	—	2	4	7	1	567
2014	560	1	1	1	1	4	3	561
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565

*	Includes estimate for remaining quarters in fiscal 2016

Bob Evans Same-Store Sales Day Part Performance

First-quarter Fiscal 2016 SSS% Day Part Performance - Total Chain

Day Part	On-Premises	Off-Premises	Total
Breakfast	(0.7)%	8.3%	0.5%
Lunch	(0.7)%	7.8%	1.0%
Dinner	(5.8)%	8.5%	(2.5)%
Total	(2.2)%	13.9%	(0.3)%

First-quarter Fiscal 2016 SSS% Day Part Performance - Restaurants offering Broasted Chicken

Day Part	On-Premises	Off-Premises	Total
Breakfast	(1.4)%	2.4%	(0.1)%
Lunch	(0.5)%	10.0%	1.4%
Dinner	(3.4)%	7.4%	0.7%
Total	(1.7)%	15.2%	0.7%

First-quarter Fiscal 2016 SSS% Day Part Performance - Restaurants without Broasted Chicken

Day Part	On-Premises	Off-Premises	Total
Breakfast	—%	17.5%	1.1%
Lunch	(1.0)%	18.3%	0.6%
Dinner	(8.8)%	5.0%	(7.0)%
Total	(2.8)%	12.4%	(1.4)%

Bob Evans Restaurants key restaurant sales data

Bob Evans Restaurants
Average annual store sales ($) - FY15	$1,720,000

Q1 FY2016 day part mix (%):
Breakfast	33%
Lunch	36%
Dinner	31%

Q1 FY2016 dine-in check average per guest ($):
Breakfast	$9.32
Lunch	$9.71
Dinner	$9.89

Q1 FY2016 dine-in check average per guest ($):	$9.62
Q1 FY2016 dine-in check average per ticket ($):	$18.93
Q1 FY2016 carry-out check average per ticket ($):	$14.50

BEF Foods historical sow cost review (average cost per hundredweight)

Fiscal Year	Q1	Q2	Q3	Q4	Average
2016	$38.75				$38.75
2015	$87.87	$78.82	$67.79	$43.02	$69.41
2014	$63.24	$77.33	$72.36	$78.47	$73.23
2013	$54.19	$43.22	$58.73	$59.07	$53.87
2012	$57.06	$67.82	$60.56	$60.41	$61.58

BEF Foods total pounds sold review

Fiscal Year	Q1	Q2	Q3	Q4	Average
2016	0.4%				0.4%
2015	(6.1)%	(4.5)%	5.5%	0.9%	(0.9)%
2014	13.0%	0.2%	(11.1)%	(6.9)%	(2.4)%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	(2.7)%	3.1%	0.9%	(1.3)%	0.1%

BEF Foods total pounds sold, by category

Fiscal 2016

Category	Q1	Q2	Q3	Q4
Sausage	22.0%
Sides	49.6%
Food Service - External	14.1%
Food Service - Intersegment	6.2%
Frozen	4.6%
Other	3.5%

Fiscal 2015

Category	Q1	Q2	Q3	Q4
Sausage	19.3%	20.5%	26.2%	23.7%
Sides	42.5%	46.9%	48.0%	49.8%
Food Service - External	24.0%	18.0%	12.8%	11.8%
Food Service - Intersegment	6.0%	6.0%	5.5%	5.8%
Frozen	4.6%	5.0%	4.1%	4.8%
Other	3.6%	3.6%	3.4%	4.1%

BEF Foods net sales review (dollars in thousands)

	Q1 2016	Q1 2015
Gross sales	$97,797	$94,870
Less: promotions	12,853	7,600
Less: discounts	1,274	806
Less: returns and slotting	626	274

Net sales	$83,044	$86,190